Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT by and among MINE CRYPTO PRO INC., and METEN SERVICE USA CORP., and BTC DIGITAL LTD. da t ed as of June 28, 2024

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "**Agreement**"), dated as of June 28, 2024, is entered into by and among **MINE CRYPTO PRO INC.**, a Texas corporation with an address at 2900 Weslayan Street, Suite 415, Houston, Texas 77027 ("**Seller**"), **METEN SERVICE USA CORP.**, a California corporation with an address at 300 Spectrum Center Drive, Suite 400, Irvine, CA 92618 ("**Buyer**"), and BTC DIGITAL, LTD. ("**Parent**"), a Cayman Islands company with an address at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the "**Membership Interests**") in Quench Data LLC, an Arkansas limited liability company (the "**Company**");

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein; and

WHEREAS, Parent owns all of the issued and outstanding stock of Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in ARTICLE II), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an "**Encumbrance**"), for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be $1,990,000 (the "**Purchase Price**"). The Purchase Price will be delivered by Buyer to Seller as follows:

(a) Buyer will pay to Seller, by wire of immediately available funds, $1,530,000, which may be paid in cash or USDT to the bank account or the wallet address set forth on Schedule 1.02(a).

(b) Parent will issue to Seller, subject to a lock-up period of six (6) months from the Closing Date (defined below), the number of stock of the Parent (the "**Parent Stock**") equal to the quotient of $360,000 divided by the average per share closing price of the Parent Stock reported on the NASDAQ market for the ten (10) trading days prior to the Closing Date.

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(c) The Purchase Price, less the Holdback Payment (defined below), shall be due and payable by Buyer and Parent to Seller on or before the 7th business day after the date of this Agreement (the "**Closing Date**") so long as Seller has (i) delivered and installed crypto mining equipment listed on Schedule 1.02(c) attached hereto and (ii) Seller has established electrical power, water and internet access (subject to Buyer paying any required payment/deposit to the electric, water and internet service providers) at the facility located at 3101 AR-77, Manila, Arkansas 72442 (the "**Facility**").

(d) Buyer will pay to Seller, by wire of immediately available funds, $100,000 (the "**Holdback Payment**") due and payable upon the crypto mining equipment operating at the Facility in accordance with its intended use to Buyer's commercially reasonable satisfaction for thirty (30) days after the Closing Date and the PDU transformation is complete.

Section 1.03 Facility Contingency. At any point prior to the Closing Date, if Buyer determines in its sole discretion that Seller has not fulfilled its obligations provided in Section 1.02 to Buyer's commercially reasonable satisfaction (and such failure is through no fault of Buyer, including but not limited to failing to pay utility deposits to Entergy Arkansas and the water utility company and not caused by or results from acts beyond Seller's reasonable control, including without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) epidemic, pandemic or similar influenza or bacterial infection; (j) emergency state; (k) shortage of adequate medical supplies and equipment; (l) shortage of power or transportation facilities; and (m) other similar events beyond the reasonable control of Seller), Seller shall be in default under this Agreement, and, in addition to any other remedies Buyer may have at law or in equity, Buyer may terminate this Agreement and Seller agrees to promptly refund to Buyer, by wire payment of immediately available funds, any portion of the Purchase Price already paid by Buyer to Seller.

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place once the full Purchase Price, less the Holdback Payment, has been paid to Seller in accordance with Section 1.02 herein on the Closing Date, at which time all documents previously circulated with digital signatures shall be deemed released and the transactions contemplated by this Agreement consummated.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) An assignment of the Membership Interests to Buyer in form and substance satisfactory to Buyer (the "**Assignment**"), duly executed by Seller.

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(b) A certificate of the secretary (or other officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the shareholders of Seller authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "**Transaction Documents**") to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, (ii) the names, titles, and signatures of the officers or representatives of Seller authorized to sign this Agreement and the other Transaction Documents to which it is a party, and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c) Resignations of any managers, officers, or other persons serving as a managerial official of the Company, effective as of the Closing Date.

(d) A certificate of good standing (or its equivalent) for the Company certified by the Secretary of State or similar Governmental Authority of each state where the Company is required to be qualified, registered, or authorized to do business. For purposes of this Agreement, "**Governmental Authority**" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(e) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the "**Code**").

Section 2.03 Buyer's Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) the Purchase Price.

(b) A certificate of the secretary (or other officer) of Buyer and Parent certifying (i) that attached thereto are true and complete copies of applicable state issued Good Standing Certificates, and of all resolutions of the board of directors of Buyer and Parent authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "Transaction Documents") to which Buyer and/or Parent is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, (ii) the names, titles, and signatures of the officers or representatives of Buyer and Parent authorized to sign this Agreement and the other Transaction Documents to which one or both are a party, and (iii) that attached thereto are true and complete copies of the governing documents of the Buyer and Parent, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof . Section 3 . 01 Organizatio n and Authority of Seller . Seller i s a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3 . 05 ) of the state of Texas . Seller has hll corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller i s a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby . The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller i s a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller . This Agreement and each Transaction Document to which Seller i s a party constitute legal,valid,and binding obligations of Seller enfȧrceable against Seller in accordance with their respective terms . Section 3 . 02 Organization , Authority , and Qualification of the Company . The Company is a limited liability company duly organized , validly existing , and in good standing under the Laws of the state of Arkansas and has full limited liability company power and authority to own,operate,or lease the properties and assets now owned,operated,or leased by it and to carry on its business as it has been and is cu ⴟ ently conducted . The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as cu ݰ ently conducted makes such licensing or qualification necessary . Section 3.03 Capitalization. (a) Seller is the record owner of and has good and valid title to the Membership Interests, kee and clear of all Encumbrances . The Membership Interests constitute 100 % of the total issued and outstanding membership interests in the Company . The Membership Interests have been duly authorized and are validly issued, hlly - paid, and non - assessable . Upon consummation of the transactions contemplated by this Agreement,Buyer shall own all of the Membership Interests, kee and clear of all Encumbrances . (b) The Membership Interests were issued in compliance with applicable Laws . The Membership Interests were not issued in violation of the certificate of formation, company agreement, or other governing documents of the Company (collectively, the "Gov e _ rnin g Do ??n_i e ೦ t Y ") or _ an ? other ೦ greement, ? nderstand fi ? g, arra n ೦ e m _ e ? t , . or commitment to which Seller or the Company i s a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "Person") . (c) There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to the 5 membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, company agreement, or other governing documents of Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "**Law**") or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority ("**Governmental Order**") applicable to Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit (as defined in Section 3.14(b)), license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "**Contracts**"), to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06 Financial Statements. The financial statements, bank records, and accounting records (the "**Financial Statements**") of the Company have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time ("**GAAP**"), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. Each transaction depicted on the Financial Statements represents a valid transaction for actual goods and services received or provided by the Company after an arm's length negotiation between the parties to each such transaction. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, "**Liabilities**").

Section 3.08 Material Contracts.

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(a) Section 3.08(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.09(a)), being "**Material Contracts**"), including the following:

(i) each Contract of the Company involving aggregate consideration in excess of $5,000;

(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.18(a)), environmental, or other Liability of any Person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 3.10(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09 Real Property; Title to Assets.

(a) Section 3.09(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the "**Real Property**"), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of either party; and (iii) the current use of each parcel of Real Property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b) The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements. All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances.

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(a) (c ) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease , occupy , or use any leased Real Property . The use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant , condition , restriction, easement, license , pem 䇒 t , or agreement and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Com p an y . Section 3.10 Intellectual Property. (a) "Intellectual Property" means any and all of the following in any jurisdiction throughout the world : (i) issued patents and patent applications ; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ; (iii) copyrights, including all applications and registrations ; (iv) trade secrets, know - how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein ; (v) internet domain names and social media accounts and pages ; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections . (b) The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted or as proposed to be conducted (the "Company Intellectual Property"), kee and clear of all Encumbrances . All of the Company Intellectual Property is valid and enforceable, and all Company Intellectual Property registrations are subsisting and in hll force and effect . The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property . (c) The conduct ofthe Company's business as currently and formerly conducted and as proposed to be conducted has not inkinged, misappropriated, or otherwise violated and will not inkinge, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person . No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property . Section 3.11 Material Customers and Suppliers. Section 3 . 11 ն of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or e q ual to $ 5 , 000 since the formation of the Company (collectively, the "Material Customers") . The Company has not received any notice, and has no reason to believe , that any of its Material Customers has ceased , or intends to cease afier the Closing , to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company . (b) ೦ of the Disclosure Schedules also sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount 8 greater than or equal to $5,000 since the formation of the Company (collectively, the "**Material Suppliers**"). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.12 Insurance. Seller has provided to Buyer a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and sole member of the Company (collectively, the "**Insurance Policies**"). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term "**control**" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "**Actions**") pending or threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.14 Compliance with Laws; Permits.

(a) To the best of the Company's actual knowledge, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

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(b) Seller, upon information and belief, possesses all permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, kom Governmental Authorities (collectively, "Permits") that are required for the Company to conduct its business, including, without limitation, owning or operating any ofthe Real Property, have been obtained and are valid and in kll force and effect . Section 3.15 Environmental Matters. (a) Upon infom ݄ on and belief, the Company has complied , and is now complying , with all Environmental Laws . Neither the Company nor Seller has received notice kom any Person that the Company , its business or assets , or any real property currently or formerly owned , leased, or used by the Company is or may be in violation of any Enviro MN ental Law or any applicable Law regarding Hazardous Substances . (b) Seller has no actual knowledge of any spill, leak , discharge , injection, escape, leaching, dumping , disposal , or release of any kind of any Hazardous Substances in violation of any Environmental Law : (i) with respect to the business or assets of the Company ; or (ii) at , kom, in , adjacent to , or on any real property currently or formerly owned , leased, or used by the Company . There are no Hazardous Substances in , on , about, or migrating to any real property currently or fom 䇠 rly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances . (c) As used in this Agreement : (i) "Environmental Laws" means all Laws, n Ą w . or here ೦ fter in . ef ೦ ect, in _ each ca ? e as ೦ 1 ? ended . or ೦ ? pple ೦ ente _ d kom . time to time : relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes ; and (ii) "Hazardous Substances" means : (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Enviromnental Laws ; (B) any other hazardous or radioactive substance, contaminant, or waste ; and (C) any other substance with respect to which any Environmental Law or Gove RN mental Authority requires enviromnental investigation, regulation, monitoring, or remediation . Section 3.16 Employee Benefit Matters. (a) The Company has no "employee benefit plan" as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, "ERISA") (each, a "Benefit Plan") . (b) The Company has not incurred and does not reasonably expect to incur : (i) any Liability relating to any Benefit Plan . (c) The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained : (i) any "multiemployer plan" as defined in Section 3 (37) ofERISA ; (ii) any "single - employer plan" as defined in Section 4001 (a)(15) ofERISA ; (iii) any "multiple employer plan" as defined in Section 413 (c) ofthe Code ; (iv) any "multiple employer welfare arrangement" as defined in Section 3 (40) ofERISA ; (v) a 10 leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(d) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former member, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 3.17 Employment Matters.

(a) The Company has no employees and has not, at any time since its formation, had any employees.

(b) Upon information and belief, the Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.18 Taxes.

(a) All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "**Tax Returns**") required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The term "**Taxes**" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

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(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law . (c) There are no liens for Taxes (other than for cun ӣ ent Taxes not yet due and payable) upon the assets of the Company. (d) The Company has been treated as a disregarded entity for U.S. federal, state, and local income tax purposes since its formation. (e) Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445 - 2. Section 3.19 Reserved. Section 3 . 20 Brokers . No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller . Section 3.21 Reserved. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT Buyer and Parent represent and warrant to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof . Section 4 . 01 Organization and Authority of Buyer and Parent . Buyer i s a corporation duly organized, validly existing, and in good standing under the Laws of the state of California . Parent is a company duly organized, validly existing and in good standing under the Laws of Cayman Islands . Buyer and parent have hll corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer and/or Parent are a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby . The execution and delivery by Buyer and Parent of this Agreement and any other Transaction Document to which Buyer and/or Parent is a party, the performance by Buyer and/or Parent of its obligations hereunder and thereunder, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent . This Agreement and each Transaction Document to which Buyer and/or Parent is a party constitute legal, valid, and binding obligations of Buyer and Parent enforceable against Buyer and/or Parent in accordance with their respective terms . Section 4 . 02 No Conflicts ; Consents . The execution, delivery, and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which one or both is a party, and the consummation of the transactions contemplated hereby and thereby, do not and 12 will not : (a) violate or conflict with any provision of the certificate of formation, or other governing documents of Buyer or Parent ; or (b) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order . Section 4 . 03 Investment Purpose . Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933 , as amended (the "Securities Act") . Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefiom and subject to state securities laws and regulations, as applicable . Section 4 . 04 Brokers . No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer . ARTICLE V COVENANTS Section 5 . 01 Confidentiality . From and aTer execution of this Agreement, Seller, Buyer and Parent shall, and shall cause their Affiliates and their respective directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents to hold, in confidence, any and all information, in any form, concerning the Company, except to the extent that Seller, Buyer and Parent can show that such information is generally available to and known by the public through no fault of Seller or Buyer or Parent, any of its Affiliates, or their respective representatives . If Seller or Buyer or Parent is compelled to disclose any information by Governmental Order or Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information . Section 5 . 02 Further Assurances . From and after execution of this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such hrther actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents . ARTICLE VI TAX MATTERS Section 6.01 Tax Covenants. (a) Without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed, Company shall not, to the extent it may affect or relate to the 13

Company : (i) make, change, or rescind any Tax election ; (ii) amend any Tax Return ; (iii) take any position on any Tax Return ; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of such Straddle Period beginning after the Closing Date . (b) All transfer, documentary, sales, use , stamp, registration , value added, and other such Taxes and fees (including any penalties and interest ) incu ⴟ ed in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due . Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary) . (c) Buyer shall prepare, or cause to be prepared, all Tax Returns re q uired to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns . Section 6 . 02 Straddle Period . In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre - Closing Tax Periods (as defined in Section 6 . 04 ) for purposes of this Agreement shall be : (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) re q uired to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date ; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a kaction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period . Section 6 . 03 Reserved . Section 6 . 04 Tax Indemnification . Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7 . 01 ) and hold them harmless kom and against (a) any loss, damage, liability , deficiency, Action, judgment, interest, award, penalty, fine , cost, or expense of whatever kind (collectively , including reasonable attorneys'fees and the cost of enforcing any right to indemnification under this Agreement , "Losses" ) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3 . 18 ; (b ) any Loss attributable to any breach or violation of, or FA ilure to Slly perform , any covenant , agreement , undertaking , or obligation in ARTICLE VI ; (c ) all Taxes of the Company or relating to the business of the Com p any for all Pre - Closin g Tax Periods (as defined below) ; (d ) all Taxes of any member of an affiliated , consolidated , combined , or unitary group of which the Company (or any predecessor of the Company ) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1 . 1502 - 6 or any comparable provisions of foreign , state, or local Law ; and (e ) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract , relating to an event or transaction occurring before the Closing Date . In each of the above cases, together with any out - of - pocket fees and expenses (including attorneys'and accountants'fees) incu ⴟ ed in connection therewith , Seller shall 14 reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. For purposes of this Agreement, a "**Pre-Closing Tax Period**" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, "**Tax Records**") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06 Tax Treatment. Seller and Buyer agree that the transaction contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets of the Company.

Section 6.07 Tax Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for U.S. federal and applicable state and local income tax purposes as agreed by their respective accountants, negotiating in good faith on their behalf.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.18 and this ARTICLE VI shall survive for six (6) months from Closing.

ARTICLE VII
INDEMNIFICATION

Section 7.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend Buyer (the "**Buyer Indemnitee**") against, and shall hold it harmless from and against, and shall pay and reimburse it for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitee based upon, arising out of, with respect to, or by reason of:

(a) any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b) any material breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "**Indemnified Party**") shall promptly provide written notice of such claim to the other party (the "**Indemnifying Party**"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any

15

Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party . The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense . If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therekom . The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed) . Section 7 . 03 Survival . Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing for six (6) months . Section 7 . 04 Tax Claims . Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3 . 18 hereof or any breach or violation of or failure to klly perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively b y ARTICLE VI hereof? Section 7 . 05 Cumulative Remedies . The rights and remedies provided for in this ARTICLE VII (and in ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in e q uity or otherwise . ARTICLE VIII MISCELLANEOUS Section 8 . 01 Expenses . All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and ex p enses . Section 8 . 02 Notices . All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given : (a) when delivered by hand (with written confirmation of receipt) ; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt re q uested) ; (c) on the date sent by facsimile or email of a . PDF document (with confirmation of transmission) if sent durmg normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient ; or (d) on the third day after the date mailed, by certified or registered mail, return receipt re q uested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8 . 02 ) : If to Seller: Mine Crypto Pro Inc. 2900 Weslayan Street, Suite 415 16

	Houston, TX 77027 Email: du@minecryptopro.com Attention: Tianyi Du
with a copy (which shall not constitute notice) to:	Harris Beach PLLC 99 Garnsey Road Pittsford, NY 14534 Email: FLGorman@harrisbeach.com Attention: FL Gorman, Esq.
If to Buyer:	Meten Service USA Corp. 300 Spectrum Center Drive, Suite 400 Irvine, CA 92618 Email: johnny@meten.com Attention: Jun He
with a copy (which shall not constitute notice) to:	Frost Brown Todd LLP 111 Monument Cir., Suite 4500 Indianapolis, IN 46204 Email: nhuang@fbtlaw.com Attention: Nick Huang, Esq.

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No

17

DocuSign Envelope ID: E14B8E18 - 8C05 - 41DE - B20B - 9E9885AA8D59 waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving . No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof . No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy . Section 8 . 08 Governing Law ; Submission to Jurisdiction . All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Arkansas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) . Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Arkansas in each case located in the city of Little Rock, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute . Section 8 . 09 Counterparts . This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement . A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement . [TO FURTHER TEXT OF THIS PAGE, - SIGNATURE PAGE FOLLOWS] 18

IN WITNESS WHEREOF, the p arties hereto have caused this A g reement to be executed as of the date first written above b y their res p ective officers thereunto dul y authorized. SELLER MINE CRYPTO PRO INC., a Texas corporation B y : Ҽ Name: T i an yi Du Title: Author i zed S ig natory BUYER METEN SERVICE USA CORP., a Californ i a corporation B y : Name: Title: й Chief O p eratin g Officer PARENT B TC DIGITAL LTD., a Ca y man Islands com p an y B y : Title: Name: Alan Pen g ᴠ Executiv e f Chi e Officer 19

Schedule 1.02(a)

Bank Account Number and Wallet Address

Bank Account Number:

Cathay Bank

US Dollar (USD)

Incoming Wire Transfer Instructions

Bank Routing Number: (Domestic wire)	1222-0395-0
Telegraphic Name:	CATH BK LA
SWIFT Code: (International wire)	**CATHUS6L**
Receiver Bank Name:	Cathay Bank
Receiver Bank Address:	777 North Broadway Los Angeles, CA
Beneficiary Info:	**Account Number:** (Required)* 01751778 **Name:** (Required)* Mine Crypto Pro Inc

*Incoming wires are posted to accounts the business day they are received if the beneficiary account number is valid and the account is active. Otherwise, posting may be delayed or wires may be rejected. Posting may also be delayed or wires may be rejected/blocked if parties to a wire are identified as possible OFAC sanctioned entities or appear on other government watch lists, or if the sender's true identity cannot be determined.

9850 Flair Drive, El Monte, CA 91731 | cathaybank.com | 800-922-8429 Effective Date 9/12/2019

FDIC

Wallet Address: **TAweYu3zxLzjFPeBdzrzYJAKE1TRWsuscj**

20

See attached. Schedule 1.02(c) Equipment 21

Category	Serial	Name	Quantity	Remarks (Model)	Responsible Party
Power System	1	Transformer	3	JIANSU RYAN ELECTRIC CO., LTD Pad-Mounted TRANSFORMER ZGSL-H-2600KVA/34.5	MCP
	2	Low Voltage Cabinet	1	It is from the same manufacturer as the transformer and uses cULus Circuit breaker	MCP
	3	Low Voltage Cable	alot	Can meet the corresponding length of 3 transformers to 8 containers	MCP
40-foot containers	4	40-foot containers	2	Manufactured By: QINGDAO CIMC REEFER TRAILER CO.,LTD IMNBOX	MCP
	5	40-foot-Distribution Box	4	Unspecified manufacturer. Use Schneider Electric and XS accessories.	MCP
	6	40-foot PDU	108	54/container	MCP

1

Category	Serial	Name	Quantity	Remarks (Model)	Responsible Party
	7	40-foot light	12	6/container	MCP
	8	40-foot 24-port switches	32	16/container	MCP
	9	40-foot exhaust fans	32	16/container	MCP
	10	40-foot Ethernet cable	648	324/container	MCP
	11	40-foot Water curtain（large）	12	6/container	MCP
	12	40-foot Dust Net	72	36/container	MCP

2

Category	Serial	Name	Quantity	Remarks (Model)	Responsible Party
	13	40-foot Surveillance Camera	2	1/container In addition to providing 6 site cameras, like Antbox the 40-foot containers should also be equipped with cameras.	BTCT
	14	40-foot Hot and cold insulation board	N/A	The 40feet containers is required to contain hot and cold insulation panels.	BTCT
20-foot Antbox containers	15	20-foot containers	6	ANTBOX N5 V2	MCP
	16	20-foot Distribution Box	6	Included with the container	MCP
	17	20-foot PDU	144	24/container	MCP
	18	20-foot light	12	2/container	MCP

3

Category	Serial	Name	Quantity	Remarks (Model)	Responsible Party
	19	20-foot 24-port switches	72	12/container	MCP
	20	20-foot exhaust fans	48	8/container	MCP
	21	20-foot Ethernet cable	1242	207/container	MCP
	22	20-foot Dust Net	96	16/container	MCP
	23	20-foot Water curtain（small）	24	4/container	MCP
	24	20-foot Surveillance Camera	6	1/container Included with the Antbox	MCP

4

Category	Serial	Name	Quantity	Remarks (Model)	Responsible Party
	25	20-foot Hot and cold insulation board	N/A	It depends on whether there are gaps in the insulation board made inside the Antbox.	MCP (As-is)
Network facilities	26	Core switch	2	The core switch must be a programmable rather than a dummy switch. And a backup core switch is required.	BTCT
	27	Core router	1		BTCT
	28	UPS	1	UPS(Uninterruptible Power Supplies) for Router is required to ensure network stability	BTCT
	29	Site surveillance cameras	6	6 site cameras	MCP
	30	Surveillance Host + Surveillance Display Screen	1		MCP

5

Category	Serial	Name	Quantity	Remarks (Model)	Responsible Party
cooling system	31	Wind barrier between containers		Baffles are required between containers to prevent the flow of hot air back into the cold air area.	BTCT
	32	Rain/snow shelter			BTCT
	33	Water tank (large)	1		MCP
	34	Water Pump	2	One on each side	MCP (As-is)
	35	Water pipe	alot	Meet the length of the water main pipeline to all water curtains	MCP
Miscellaneous	36	Site lighting		At present, there is no lighting equipment situated outside the container. It is imperative to install lighting fixtures on the site poles or other designated locations.	MCP (Solar lights on poles)

6

Category	Serial	Name	Quantity	Remarks (Model)	Responsible Party
	37	Storage container	1	Provide a storage container	MCP
	38	Extinguisher	9	In accordance with the regulations stipulated by the Occupational Safety and Health Administration (OSHA), it is mandatory to install either a dry powder fire extinguisher or a carbon dioxide fire extinguisher within each of the 8 containers. Plus 1 more needed in the office	BTCT
	39	The dimensions of the office		The current office size is too small. The size needs to be similar to a normal container	MCP (As-is)
	40	Office-Power		The office needs to have normal electricity for computers and monitoring equipment. It is essential to provide two 220V and two 380V machine interface connections to facilitate the repair and testing of machinery.	MCP (110/220v)
	41	Office-Switch	1	Used for remote control, repair and testing of mining machines	BTCT

7

Cate g o r y Se r ial Name Quantity Remarks (Model) Responsible Party BTCT Used for remote control, repair and testing of mining machines 10 Office - Ethernet cable 42 BTCT Office - Air Condition 43 BTCT Office - light 44 MCP Fences and Gates 45 BTCT Loading and unloading machines ladder 46 8

Schedule 3.07 Undisclosed Liabilities None. 22

Schedule 3.08(a)
Material Contracts

Power Contracts

1. Agreement for Electric Service by and between Quench Data LLC and Entergy Arkansas, LLC dated February 13 & 14, 2024

2. Extension of Service Agreement with Customers by and between Quench Data LLC and Entergy Arkansas, LLC dated February 13 & 14, 2024

3. Large Power High Load Density Service Agreements for Interruptible Service by and between Quench Data LLC and Entergy Arkansas, LLC dated February 13 & 14, 2024

23

Schedule 3.09(a) Real Property Contracts/Leases 1. Land Lease by and between WS Ventures, Stephen Cheadle and Matthew Cheadle and Essential Construction South LLC made effective December 8, 2023. 2. Assignment o f Lease by and between Essential Construction South LLC Quench Data LLC made effective as o f February 24, 2024 3. First Amendment to Land Lease Agreement made effective as o f May 16, 2024. 4. Stipulation o f Lease made effective as o f May 16, 2024. 24

Schedule 3.10 IP, Domain Names None.

1. Entergy Arkansas, LLC Schedule 3.ll(a) Material Customers & Suppliers 26